            SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

         This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Second Amendment") is entered into as of July 14, 2000 among THE HOLT GROUP, INC., HOLT CARGO SYSTEMS, INC., HOLT HAULING AND WAREHOUSING SYSTEM, INC., MURPHY MARINE SERVICES, INC., NPR HOLDING CORPORATION, NPR, INC., NPR-NAVIERAS RECEIVABLES, INC., NPR S.A., INC., SAN JUAN INTERNATIONAL TERMINALS, INC., NEW-PORT STEVEDORES, INC., f/k/a S.J.I.T., INC. and WILMINGTON STEVEDORES, INC. (together, sometimes referred to herein as the "Holt Companies" and individually, as a "Holt Company"), FIRST UNION NATIONAL BANK, SUMMIT BANK, WILMINGTON TRUST OF PENNSYLVANIA and MBC LEASING CORP. (collectively the "Banks" and, individually, a "Bank") and FIRST UNION NATIONAL BANK, as agent for the Banks ("First Union").

                                   BACKGROUND

         A. The Holt Companies, the Banks and First Union are parties to an Amended and Restated Credit Agreement dated as of February 25, 1999, as amended by a First Amendment to Amended and Restated Credit Agreement dated January 21, 2000 (as amended, the "Credit Agreement") pursuant to which the Banks agreed to make available to the Holt Companies certain loans, upon the terms and conditions specified in the Credit Agreement. All terms capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

         B. The Events of Default set forth on Schedule "A" hereto (the "Existing Defaults") have occurred and are continuing. The Holt Companies have requested that the Banks waive the Existing Defaults and amend the Loan Documents to extend the maturity date of the Revolving Loans, the Term Loan and the Second Term Loan.

         C. The Bank has agreed to the Holt Companies' request subject to the terms and conditions contained herein.

         NOW, THEREFORE, incorporating the Background Section herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         A. Acknowledgments

            1. Acknowledgment of Obligations. The Holt Companies acknowledge and agree that as of July 11, 2000, the Holt Companies are indebted under the Credit Agreement as follows (in addition to all fees, costs, and other amounts recoverable thereunder), all without offset, counterclaim, or defense of any kind:

                Loan                        Principal                Interest
                ----                        ---------                --------

  Revolving Loans                        $47,975,000.00             $118,586.81
  (including Letters of Credit)
  Term Loans                              17,250,000.00               54,026.04

  Second Term Loan                        10,000,000.00               32,847.22
                                         --------------             -----------

  Total                                   75,225,000.00              205,460.07


            2. Acknowledgment of Collateral. (A) The Loan Documents are valid and enforceable against, and all of the terms and conditions of the Loan Documents are binding on, the Holt Companies; and (B) the liens and security interests granted to the Banks pursuant to the Loan Documents are valid, legal, binding, properly recorded or filed and perfected liens and security interests.

            3. Events of Default. The Existing Defaults have occurred. The Existing Defaults are material and, absent this Second Amendment, the Banks would be entitled to accelerate all of the Holt Companies' obligations to the Banks and exercise their rights and remedies under the Loan Documents and applicable law.

            4. Maximum Availability under Line of Credit. Upon closing of the Second Amendment, availability under the line of credit will be limited to $47,975,000, less the permanent reductions required at closing. Availability under the Line of Credit also will be permanently reduced by all permanent reduction payments required herein or under the Loan Documents.

         B. Amendments to Credit Agreement

            1. All amendments to the Credit Agreement and waivers of Events of Default contained herein are deemed effective as of June 30, 2000.

            2. The term "Base Rate Margin" set forth in Section 1.1 of the Credit Agreement is amended and restated as one and one-quarter percent (1.25%).

            3. Section 1.1 of the Credit Agreement is supplemented by adding the following definitions thereto:

         "Additional Guarantors" shall mean Borinquen Maintenance, Inc., Triple Seven Ice, Inc., Oregon Avenue Enterprises, Incorporated, Pattison Avenue Warehousing Corp., Refrigerated Distribution Center, Inc., Dockside International Fish Co., Inc., Refrigerated Enterprises, Inc., C.R.T., Inc., B.H. Sobelman & Co., Inc., and 777 Pattison Ave., Inc.

         "Cost Reduction Plan" shall have the meaning set forth in Section
5.1(j).

         "Holt-Related Parties" shall mean the Borrowers, the Additional Guarantors and, whether or not Borrowers or Additional Guarantors, Riverfront Development Corporation, SLS Services, Inc. d/b/a Holt Oversight and Logistics Technologies, Delaware Avenue Enterprises, Astro Holdings, Gloucester Marine Terminal, Inc., Gloucester Refrigerated Warehouse, Inc., Trans Ocean Maritime Services, Inc., Triple Seven Ice, Oregon Avenue, Pattison Avenue, Pattison Whse., Refrig. Dist., Dockside Int'l, Refrig. Enter., CRT and BH Sobelman.

         "Individual Guarantor" shall mean Thomas J. Holt, Sr.

         "Minimum Payment" shall have the meaning set forth in Section C.4.a. of the Second Amendment.

         "Net ACL Proceeds" shall have the meaning set forth in Section C.4.a. of the Second Amendment.

         "Projections" shall mean the cash flow projections through June 30, 2001 delivered by the Holt Companies to the Banks on the Second Amendment Closing Date.

         "Second Amendment" shall mean that certain Second Amendment to Amended and Restated Credit Agreement, dated the Second Amendment Closing Date, among the Holt Companies, First Union and the Banks.

         "Second Amendment Closing Date" shall mean July 14, 2000.

            4. The first sentence of Section 2.1(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (d) Second Term Loan. Subject to the terms and conditions herein set forth, each Bank agrees, severally, and not jointly, to make a loan (herein called the "Second Term Loan") to the Holt Companies, in an amount not to exceed at any time the commitment amount set forth opposite the name of such Bank below (each such amount, as the same shall be reduced, being hereinafter called such Bank's "Second Term Loan Commitment"), during the period beginning on the First Amendment Closing Date and ending on June 30, 2001.

            5. Section 2.2(a) of the Credit Agreement is amended and restated in its entirety to read as follows :

            (a) Revolving Notes. The Revolving Loans made by each Bank shall be evidenced by one or more promissory notes of the Holt Companies under which they shall be jointly and severally liable (each such promissory note
                                      -3-
                as it may be amended, extended, modified, restated, replaced, substituted for or renewed, being referred to herein as a "Revolving Note" and all Revolving Notes together as the "Revolving Notes", and together with the Term Notes, and the Second Term Notes, the "Notes") in principal face amount equal to such Bank's Revolving Loan Commitment payable to the order of such Bank and otherwise in the form attached hereto as Exhibit B-1. Each Revolving Note shall be dated its date of issuance, shall bear interest at the rate per annum and be payable as to principal and interest in accordance with the terms hereof. Each Revolving Note shall mature on the earlier to occur of (i) June 30, 2001; or (ii) the date the maturity of the Notes are accelerated as provided inss. 8.1 hereof (the earlier of the foregoing to be deemed the "Revolving Credit Termination Date"). Upon maturity, the Revolving Loans evidenced by each Bank's Revolving Note shall be due and payable. Each Bank shall maintain records of all Revolving Loans by it and evidenced by its Revolving Note and all payments thereon, which records shall be conclusive absent manifest error.

            6. The date "June 30, 2000" referenced in Section 2.2(b) of the Credit Agreement shall be replaced with the date "June 30, 2001".

            7. The last sentence of Section 2.2(c) of the Credit Agreement is amended and restated in its entirety to read as follows: "The Second Term Note shall be payable on June 30, 2001."

            8. Section 2.6(a)(iii) is amended and restated to read as follows:

                (iii) The Holt Companies shall permanently reduce the Obligations in accordance with Sections C.1., C.2., C.3., C.4. and C.8. of the Second Amendment.

            9. Section 2.7(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (c) Sale of Loss of Vessel. In the event any Vessel constituting part of the Collateral is sold or otherwise disposed of or is a total loss or constructive total loss for any reason, the proceeds of the sale or other disposition or the insurance proceeds, as applicable, shall be used promptly upon receipt thereof to prepay the Obligations on a pro-rata basis except to the extent proceeds of insurance may be used otherwise as provided in the applicable First Preferred Ship Mortgage.

            10. Section 2.7(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (d) Proceeds of Insurance Claims. In the event any monies are paid in respect of the Insurance Claims, such monies shall be used promptly upon receipt thereof in accordance with Section C.8. of the Second Amendment to permanently prepay the Obligations on a pro-rata basis.

            11. The last sentence of Section 2.7(e) of the Credit Agreement is amended and restated in its entirety to read as follows: "Prepayment shall be made to the Obligations on a pro-rata basis."

            12. Section 2.7(f) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (f) Second Term Loan. On one Business Day's notice to First Union, the Holt Companies may, at their option, prepay the Second Term Loan in whole or in part, provided that all other Obligations are reduced on a pro-rata basis.

            13. Section 5.1 of the Credit Agreement is hereby supplemented by adding the following subsections:

            (i) On or before August 14, 2000, a cost-reduction plan (the "Cost
                Reduction Plan") prepared by the Holt Companies using their reasonable best efforts to prepare a plan that in their best judgment will permit the most efficient use of their facilities while achieving optimum cost reduction, and approved by the Holt Companies' financial advisor, which is reasonably satisfactory to the Banks. Such plan shall include, among other things, an entity-by-entity analysis of cost-reduction measures, with projected implementation dates and anticipated cash flow savings and a designated individual to implement the proposed measures.

            (j) On a monthly basis, on or before the twentieth day of each month: (a) commencing September 20, 2000, a status report on the Cost Reduction Plan, which is approved by the Holt Companies' financial advisor and is in form reasonably satisfactory to the Banks, comparing actual cost reductions with budget cost reductions to date; (b) commencing August 20, 2000, a cash flow report, which is approved by the Holt Companies' financial advisor and is in form reasonably satisfactory to the Banks, comparing actual cash flows to the Projections; (c) commencing August 20, 2000, a report on the status of the planned asset liquidations by the Holt Companies and the Additional

                Guarantors, which is approved by the Holt Companies' financial advisor and is in form reasonably satisfactory to the Banks; and
                (d) commencing on August 20, 2000, a report prepared by the Holt Companies and approved by the Holt Companies' financial advisor setting forth any payments which were required to be reviewed in accordance with the mechanisms for expenditure control implemented in accordance with Section C.6. of the Second Amendment.

            (k) On or before November 15, 2000, a Business Plan for calendar year 2001 prepared by the Holt Companies and approved by the Holt Companies' financial advisor, which is reasonably satisfactory to the Banks.

            14. Section 5.3 of the Credit Agreement is amended by inserting the following at the beginning of such Section: "Excluding any liability related to withdrawal from Port Elizabeth as disclosed on Schedule 1,".

            15. The first sentence of Section 7.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            Adjusted Net Worth will not at any time be less than the sum of: (i) the Adjusted Net Worth as of December 31, 2000; plus (ii) fifty percent (50%) of Adjusted Net Income for each Fiscal Quarter ending after December 31, 2000 without deduction for any losses.

            16. Sections 7.2, 7.3, 7.4 and 7.5 of the Credit Agreement are deleted in their entirety.

            17. Section 8.1(e) of the Credit Agreement is amended and restated in its entirety to read as follows:

            Any Holt Company or any Subsidiary of any Holt Company shall fail to pay when due any Indebtedness for Borrowed Money, which singularly or in the aggregate exceeds $1,000,000, and such failure shall continue beyond any applicable cure period, or any Holt Company or any Subsidiary of any Holt Company shall suffer to exist any default or event of default in the performance or observence of any agreement, term, condition or covenant with respect to any agreement or document relating to Indebtedness for Borrowed money and such default or event of default results in the termination or suspension of any commitment (which is equal to or in excess of $1,000,000) to lend money or causes the declaration of any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable.

            18. Section 8.1(e) of the Credit Agreement is supplemented by adding the following clause at the end of such Section: ", except with respect to judgments set forth on Schedule 1 hereto."

            19. Section 9.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            9.1 Collateral. Notwithstanding anything to the contrary herein or in any other Loan Document, any and all Revolving Loans, Letters of Credit, Term Loans and Second Term Loans shall at all times be secured by perfected security interests in substantially all of the assets of the Holt Companies (as such assets are described in greater detail in the other Loan Documents, the "Collateral").

            20. Section 11.7(b) of the Credit Agreement is amended by amending and restating the first paragraph thereof in its entirety to read as follows:

            (b) If an Event of Default or Potential Default shall have occurred and be continuing, First Union and each Bank and the Holt Companies agree that all proceeds obtained from the Collateral shall be applied by First Union and the Banks to permanently reduce the Obligations on a pro rata basis.

            21. Section H of the First Amendment is deleted in its entirety.

            22. Schedule 1 to the Credit Agreement is hereby supplemented by
Schedule 1 to this Second Amendment.

         C. Additional Covenants. The Holt Companies hereby covenant and agree to do (or to cause to be done) all of the following. Failure of the Holt Companies to comply (or to fail to cause any other party to comply) with the following covenants shall constitute an immediate Event of Default under the Credit Agreement.

            1. ACL Payments. The Holt Companies shall pay the Banks (i) $2,000,000 at closing; and (ii) from the Net ACL Proceeds the amounts required on or before the dates set forth in Section C.4.a., below.

            2. February 28, 2001 and March 31, 2001 Payments.

               a. February 28, 2001 Payment. On or before February 28, 2001, Holt Companies shall pay the Banks a sum equal to the difference between $17,250,000 and the proceeds (if any) received by the Holt Companies from the Hurricane Georges insurance claim and previously paid to the Banks in accordance with Section C.8. of this Second Amendment; provided that the maximum amount required to be paid by the Holt Companies under this Section C.2.a. shall not exceed $2,500,000 if the insurance claim has not been settled or has been settled for less than $17,250,000.

               b. March 31, 2001 Payment. On or before March 31, 2001, Holt Companies shall pay the Banks a sum equal to the difference between $17,250,000 and the proceeds (if any) received by the Holt Companies from the Hurricane Georges insurance claim and previously paid to the Banks in accordance with Section C.8. of this Second Amendment, less the amount paid pursuant to Section C.2.a. of this Second Amendment; provided that the maximum amount required to be paid by the Holt Companies under this Section C.2.b. shall not exceed $2,500,000 if the insurance claim has not been settled or has been settled for less than $17,250,000.

            3. April 30, 2001 Payment. On or before April 30, 2001, the Holt Companies shall pay the Banks $17,250,000 (less any payments made pursuant to Section C.2. and/or C.8. of this Second Amendment).

            4. ACL Stock Liquidation.

               a. The Holt Companies and Riverfront hereby agree that all proceeds received on account of the sale, refinancing or other liquidation of the ACL Stock (as defined in the First Amendment), including all dividends related to ACL (net of:
                    (i) up to 45% of such proceeds to repay loans made to Riverfront by Finansbanken prior to the Second Amendment Closing Date; (ii) up to 7% of such proceeds to pay the reasonable third party brokers' fees and other third party payable transaction costs associated with the stock liquidations; and (iii) if the Net ACL Proceeds exceed $20,000,000 in the aggregate, then the Borrowers and Riverfront Development Corporation shall be entitled to maintain in an escrow account to be held by Borrowers' counsel equal to 25% of any long term capital gains attributable to Net ACL Proceeds in excess of $20,000,000 (net of any capital loss) and 45% of any ordinary income attributable to Net ACL Proceeds in excess of $20,000,000, net of any foreign tax credits to pay reasonably anticipated capital gains taxes, ordinary income taxes, alternative minimum taxes, and state taxes of Thomas J. Holt, Sr., related to the sale or disposition of the ACL Shares, such funds to be released two days before the filing of his federal tax return on which such income is reported. If the escrowed funds exceed the actual aggregate tax liability paid in connection with the Federal and state income tax returns on which the income is reported, the excess will be released from escrow to the Banks (the foregoing, hereinafter, the "Net ACL Proceeds"). Of the Net ACL Proceeds, the following amounts (the "Minimum Payments") shall be paid to the Banks on the dates set forth below to permanently reduce the Obligations:

                         Date                            Minimum Payment
                         ----                            ---------------
                         July 31, 2000                   $3,000,000
                         October 31, 2000                $2,500,000
                         December 8, 2000                $2,500,000

                    Such Minimum Payments must be made from the Net ACL Proceeds, and from no other source.

               b. To the extent that ACL stock is liquidated, and subject to the Minimum Payment requirements set forth above: (i) the first $3,000,000 of Net ACL Proceeds shall be used to permanently reduce the Obligations; (ii) the next $8,000,000 of Net ACL Proceeds shall non-permanently reduce the Revolving Loans, and, absent an Event of Default, will be available to be readvanced to the Holt Companies to pay expenses consistent with the Cost Reduction Plan and the Projections; (iii) the next $5,000,000 of Net ACL Proceeds shall be used to permanently reduce the Obligations; (iv) the next $4,000,000 of Net ACL Proceeds shall non-permanently reduce the Revolving Loans, and, absent an Event of Default, will be available to be readvanced to the Holt Companies to pay expenses consistent with the Cost Reduction Plan and the Projections; and (v) any remaining Net ACL Proceeds shall be applied: (x) 50% to permanently reduce the Obligations; and (y) 50% to non-permanently reduce the Revolving Loans, and, absent an Event of Default, will be available to be readvanced to the Holt Companies for: (A) interest payments on the 144A Bonds and IRB Bonds as and when due; (B) principal payments on the Obligations;
                    (C) expenses consistent with the Cost Reduction Plan and the Projections; (D) capital expenditures or other costs or expenses deemed necessary by the Holt Companies in the operation of their businesses, subject to the prior written approval (which approval will not be unreasonably withheld) of such Banks as required under the Credit Agreement. To the extent, if any, that Minimum Payments are made from Net ACL Proceeds which, but for the Minimum Payment requirements, would have been available to the Holt Companies under (ii), above, the portion of such Minimum Payments made from clause (ii) Net ACL Proceeds shall be deemed "prepayments" of the (iii) Net ACL Proceeds.

                    By way of example, assume: (1) $3,000,000 of Net ACL Proceeds are received on July 20, 2000 and paid to the Banks; (2) $4,500,000 of Net ACL Proceeds are received on September 15, 2000 and retained by the Holt Companies in accordance with clause (ii), above; (3) on October 31, 2000, the Holt Companies pay the $2,5000,000 Minimum Payment from the September 15, 2000 proceeds; and (4) on November 15, 2000, the Holt Companies receive $10,000,000 of Net ACL Proceeds.

                    Pursuant to this Section, on November 15, 2000:

                    (x) the Holt Companies would retain as a non-permanent reduction, $6,000,000 under clause (ii) [$8,000,000 allowed under clause (ii) less the $2,000,000 ultimately retained by the Holt Companies from the September 15, 2000 collection],

                    (y) the Banks would retain $2,500,000 [$5,000,000 to the Banks under clause (iii) less the $2,500,000 "prepayment" from the September 15, 2000 payment]; and

                    (z) the Holt Companies would retain $1,500,000 under clause
                    (iv).

            5. Second Amendment Fee. A Second Amendment Fee equal to 1.75% of the Obligations outstanding on August 1, 2000 shall be earned in full by the Banks on the Second Amendment Closing Date and shall be payable on the earlier of January 1, 2001 or the date on which the Holt Companies' Gloucester facility is refinanced or sold.

            6. Mechanisms for Expenditure Control. The Holt Companies have advised the Banks that William J. Streich will oversee the Holt Companies' cash management systems on and after the Second Amendment Closing Date, subject to periodic review and reporting to the Banks to be provided by Zolfo, Cooper & Company. The Holt Companies hereby covenant and agree to continue to maintain such oversight of their cash management systems, or to implement such other oversight systems as the Banks shall require. In connection with the foregoing, the Holt Companies and Additional Guarantors shall cause Zolfo, Cooper and the Holt Companies to implement, on of before July 21, 2000, cash management policies and practices reasonably acceptable to the Banks. Such policies and practices shall include, without limitation, designation of persons with check-writing authority, procedures for pre-review and verification of transactions that are outside the ordinary course of business, and that all payments made by the Holt Companies and the Additional Guarantors, including, but not limited to payments made by the Holt Companies and the Additional Guarantors to any Holt-Related Parties are made in accordance with the Cost-Reduction Plan and the Projections, and analysis and review of the existing bank accounts maintained by the Holt Companies and the Additional Guarantors.

            7. Deposit Accounts. All of the Holt Companies deposit accounts must be maintained and be part of the Holt Companies' cash management system with First Union; provided, however, that the Holt Companies may continue to utilize their accounts at Banco Popular for Caribbean collections, and their accounts at Summit Bank and Wilmington Trust of Pennsylvania to the extent currently utilized, provided that such institutions execute account and agency agreements acceptable to the Banks acknowledging the Banks' security interest in the proceeds maintained at such institutions and waiving their respective set off rights and liens.

            8. Hurricane Georges Insurance Payment. Upon the Holt Companies' receipt of proceeds of the Hurricane Georges insurance payment: (i) the first $17,250,000 (less any payment made by the Holt Companies to the Banks under Section C.2. of this Second Amendment) shall be paid to the Banks to permanently reduce the Obligations; (ii) absent an Event of Default, the next $7,000,000 of Hurricane Georges insurance proceeds will be available to be readvanced to the Holt Companies for: (A) interest payments on the 144A Bonds and IRB Bonds as and when due; (B) principal payments on the Obligations; (C) expenses consistent with the Cost Reduction Plan and the Projections; (D) capital expenditures or other costs or expenses deemed necessary by the Holt Companies in the operation of their businesses, subject to the prior written approval (which approval will not be unreasonably withheld) of such Banks as required under the Credit Agreement; and (iii) the remaining Hurricane Georges insurance proceeds shall be paid to the Banks to permanently reduce the Obligations.

            9. Continuing Cooperation. The Holt Companies shall, and shall cause the Additional Guarantors, to provide all information requested by, and cooperate with: (i) Boston & Associates; (ii) Policano & Manzo; (iii) Jacq. Pierot & Sons; (iv) FTI/Klick, Kent & Allen with respect to appraisal of the Gloucester facility; and (v) all other consultants retained by the Banks or their counsel, in connection with the work being performed by those entities and timely pay the fees and costs of such consultants.

            10. Collateral Liquidation. Upon the Holt Companies' or the Additional Guarantors' receipt of proceeds of the sale of all other collateral anticipated to be liquidated in the Projections and the Cost Reduction Plan, such proceeds shall be available to the Holt Companies to pay expenses consistent with the Cost Reduction Plan and the Projections

         D. Waiver of Existing Defaults. The Holt Companies have advised the Banks that the Existing Defaults have occurred and are continuing. The Banks hereby waive the Existing Defaults. Nothing contained herein shall constitute a waiver by the Banks of any Events of Default that may now or hereafter exist (including any subsequent Events of Default resulting from the Holt Companies' failure to comply with the various terms and conditions of the Loan

Documents which caused the Existing Defaults) other than the Existing Defaults. Subsequent to the date of this Second Amendment, Events of Default shall be deemed to occur under Sections 6.3 and 6.10 of the Credit Agreement only on account of Guarantees or Indebtedness for Borrowed Money incurred after the Second Amendment Closing Date.

         E. Representations and Warranties. To induce the Banks to enter into this Second Amendment, each Holt Company makes the following representations and warranties to the Banks, each and all of which shall survive the execution and delivery of this Second Amendment:

            1. All corporate actions by each Holt Company and its respective officers, directors and stockholders necessary for the due authorization, execution, delivery and performance of this Second Amendment or any agreement executed, delivered or performed by the Holt Companies have been taken.

            2. Each person executing the Second Amendment or any agreement executed in connection therewith on behalf of each Holt Company is an authorized officer of such Holt Company and is duly authorized by such Holt Company to execute same.

            3. This Second Amendment is, and each other document executed by the Holt Companies pursuant hereto will be, the legal, valid and binding obligation of the Holt Companies, enforceable against the Holt Companies in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

            4. The Holt Companies are in compliance in all material respects with all laws (including all applicable environmental laws), regulations, and requirements applicable to their businesses and have not received, and have no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation or other governmental requirement which would have a material adverse effect upon their business operations or financial condition taken as a whole.

            5. The execution, delivery and performance of this Second Amendment does not and will not (i) conflict with, violate or result in a material breach of any provision of any applicable law, rule, regulation or order or (ii) conflict or result in a breach of any provision of the Articles of Incorporation, Charter or Bylaws of any Holt Company. No authorization, consent or approval or other action by, and no notice of or filing with, any governmental authority or regulatory bodies are required to be obtained or made by any of the Holt Companies for the due execution, delivery and performance of this Second Amendment.

            6. Other than the Existing Defaults, the Holt Companies are in full compliance with all of the covenants and conditions of the Credit Agreement, and the Loan Documents, as amended hereby.

            7. Other than the Existing Defaults, no default or Event of Default has occurred under the Loan Documents and no event has occurred which, with the passage of time, the giving of notice, or both, would result in a default or Event of Default under the Credit Agreement or under any of the other Loan Documents.

            8. The execution, delivery and performance of this Second Amendment does not and will not conflict with, violate or result in a breach of any provision of any agreement relating to any Indebtedness for Borrowed Money of any Holt Company, including, without limitation, that certain Indenture, dated as of January 21, 1998 by The Holt Group, Inc, as Issuer, the Guarantors named therein, as Guarantors, and The Bank of New York, as Trustee.

         F. Conditions Precedent to Enforceability of Second Amendment. This Second Amendment shall be deemed effective only after the occurrence of the following events:

            1. The Holt Companies' execution and delivery (or causing to be executed and delivered) to First Union of this Second Amendment and all other agreements, instruments and other documents contemplated hereby, all in form and substance satisfactory to First Union, including but not limited to:

               a.   A Supplemental Security Agreement by the Holt Companies;

               b.   Guaranty Agreements executed by the Additional Guarantors;

               c.   Security Agreements by the Additional Guarantors;

               d. A Mortgage by Holt Hauling and Warehousing System, Inc. with respect to the Gloucester facility;

               e. Collateral Assignments of the contracts among Holt Oversight and Astro Holdings, on the one hand, and the Holt Companies and the Additional Guarantors, on the other.

               f. The original promissory note by Riverfront to the one or more of the Holt Companies, together with an assignment of the same in favor of the Banks.

               g.   Guaranty from the Individual Guarantor;

               h. Security Agreements by the Tenants securing the Tenant Note Receivable, together with an assignment of the same in favor of the Banks;

               i. within fifteen days of the Second Amendment Closing Date, Agency Agreements from all financial institutions maintaining bank accounts for the Holt Companies and the Additional Guarantors (other than accounts maintained by First Union);

               j. within seven days of the Second Amendment Closing Date, mortgages satisfactory to the Bank encumbering all real property of the Additional Guarantors;

               k.   UCC financing statements and/or amendments;

               l. the opinion of counsel to the Holt Companies, in form and substance satisfactory to the Banks; and

               m. Corporate authorization documentation (good standing certificates to be delivered within fifteen days of the Second Amendment Closing Date).

            2. The Holt Companies' payment to First Union and the Banks of an amount sufficient to cover all of First Union's and the Banks' fees, costs and expenses to date, including, without limitation, First Union's and the Banks' costs and expenses incurred in connection with the preparation and negotiation of the Second Amendment (including the fees and expenses of First Union's and the Banks' counsel and financial advisors) through the date of this Second Amendment together with all other obligations then payable by the Holt Companies to First Union and the Banks.

            3. Payment to the Banks of $2,000,000 to permanently reduce the Obligations.

            4. Revised cash flow projections (the "Projections") through June 30, 2001, prepared by the Holt Companies and approved by the Holt Companies' financial advisor, which are reasonably satisfactory to the Banks.

            5. On or before July 21, 2000, a letter by Riverfront irrevocably directing the entity administering Riverfront's VPS account (the "Administrator") that: (i) the Net ACL Proceeds shall be paid directly by the Administrator to the Banks and (ii) if any Minimum Payment is not delivered to the Banks by the payment date required above, the Administrator, together with Sundal Collier (or such other broker as the Banks shall designate), shall be authorized and shall agree to liquidate immediately, at First Union's direction, such amount of Riverfront's ACL holdings as shall be necessary for the securities broker to deliver such Minimum Payment to the Banks. Such irrevocable direction shall be in form and substance acceptable to the Banks and their counsel and shall be accompanied by such stock powers, powers of attorney and/or other documents as the Banks and their counsel shall require to effectuate the foregoing.

            6. 1997, 1998 and 1999 (if 1999 available) financial statements and (to the extent filed) tax returns for all Holt-Related Parties setting forth their ownership structure, and their directors and officers. To the extent that any of the foregoing entities do not prepare financial statements, detailed trial balances should be provided. To the extent 2000 financial projections are prepared by such entities, such financial projections should be delivered to the Banks prior to closing.

            7. A listing 1998, 1999 and current year compensation by source and copies of current personal financial statements (if available) and tax returns (if filed) for Tom Holt, Sr. Within fifteen days of the Second Amendment Closing Date, Tom Holt, Jr. and Leo Holt shall meet with First Union and the Banks' advisor to review the 1998 and 1999 (if 1999 available) tax returns and financial statements for themselves, Michael Holt and, if married, their respective spouses.

         To the extent that any of the above-referenced items do not have to be delivered until after the Second Amendment Closing Date, failure of the Borrower to deliver (or failure of the Borrower to cause to be delivered) such items by the respective deadlines set forth above shall constitute an immediate Event of Default under the Credit Agreement.

         G. Unlimited Release by The Holt Companies. The Holt Companies, individually and together, jointly and severally, on behalf of themselves, and any person or entity claiming by or through them (collectively referred to as the "Releasors"), hereby unconditionally remise, release and forever discharge First Union (in its capacity as agent and as a Bank) and each of the Banks, and each of their respective past and present officers, directors, shareholders, agents, parent corporation, subsidiaries, affiliates, trustees, administrators, attorneys, predecessors, successors and assigns and the heirs, executors, administrators, successors and assigns of any such person or entity, as releasees (collectively referred to as the "Releasees"), of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, promises, warranties, guaranties, representations, liens, mechanics' liens, judgments, claims, counterclaims, cross-claims, defenses and/or demands whatsoever, including claims for contribution and/or indemnity, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, at law or in equity, or resulting from any assignment, if any (collectively referred to as "Claims"), which any of Releasors ever had or now have against any of the Releasees, for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to the date of execution of this Second Amendment, including, but not limited to, any and all Claims relating to or arising from the lending relationship between the First Union and/or the Banks and the Holt Companies. The Holt Companies warrant and represent that none of them have assigned, pledged, hypothecated and/or otherwise divested themselves and/or encumbered all or any part of the Claims being released hereby and agree to jointly and severally indemnify and hold harmless any and all of Releasees against whom any Claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.

         H. Miscellaneous.

            1. Costs and Expenses. Whether or not the transactions contemplated by this Second Amendment and the other documents to be executed in connection herewith are fully consummated, the Holt Companies shall promptly pay (or reimburse, as First Union and the Banks may elect) all reasonable costs and expenses which First Union and the Banks have incurred or may hereafter incur in connection with the negotiation, documentation, monitoring and enforcement of this Second Amendment, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by any Holt Company or otherwise required. Such reasonable costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel and financial advisors to First Union and the Banks, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by First Union and the Banks. The Holt Companies reimbursement obligations under this Section shall be joint and several and shall survive any termination of the Credit Agreement and this Second Amendment.

            2. Ratification and Confirmation. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents and all the other documents executed in connection therewith remain in full force and effect, and the Holt Companies, First Union and the Banks hereby ratify and confirm their rights, duties and obligations under the Credit Agreement and the Loan Documents, as amended hereby, including, without limitation, any confession of judgment provisions contained therein. All Obligations presently or hereafter outstanding under the Loan Documents shall continue to be secured by the Collateral and as set forth therein, and this Second Amendment does not constitute a novation of the Loans. In the event and to the extent of any conflict between the provisions of this Second Amendment or the documents executed in connection with this Second Amendment and the provisions of the Loan Documents, the provisions of this Second Amendment and the documents executed in connection with this Second Amendment with respect thereto shall govern.

            3. No Waiver. No failure or delay on the part of First Union or the Banks in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

            4. Headings. The headings and underscoring of articles, sections and clauses have been included herein for convenience only and shall not be considered in interpreting this Second Amendment.

            5. Integration. This Second Amendment and the documents referred to, comprising or relating to this Second Amendment constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

            6. Further Actions. First Union, the Banks and the Holt Companies agree to take such further action to execute and deliver to each other such additional agreements, instruments and documents as may reasonably be required to carry out the purposes of this Second Amendment.

            7. Governing Law. This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

            8. Amendment and Waiver. No amendment of this Second Amendment, and no waiver, discharge or termination of any one or more of the provisions hereof, shall be effective unless set forth in writing and signed by all of the parties hereto.

            9. Successors and Assigns. This Second Amendment (i) shall be binding upon First Union, the Banks and the Holt Companies, and upon their respective nominees, successors and assigns, and (ii) shall inure to the benefit of First Union, the Banks and the Holt Companies, and to their respective nominees, successors and assigns, provided that the parties may assign their rights hereunder or any interest herein only to the extent such rights and interests may be assigned in accordance with the terms of the Credit Agreement

            10. Severability of Provisions. Any provision of this Second Amendment that is held to be inoperative, unenforceable, void or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Second Amendment are declared to be severable.

            11. No Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Second Amendment or any other document executed in connection herewith is intended to benefit any party other than the signatories hereto nor shall any such provision be enforceable by any other party.

            12. Pro-Rata Payments. Upon execution of this Second Amendment, unless otherwise set forth to the contrary in this Second Amendment, all permanent reductions of the Obligations shall be made pro rata among the Aggregate Revolving Loan Commitment (including Letters of Credit), the Term Loan and the Second Term Loan. Upon an Event of Default under the Credit Agreement, if the Holt Companies have made non-permanent paydowns to the Aggregate Revolving Loan Commitment prior to such Event of Default, First Union, at its option, may reallocate such payments among the Aggregate Revolving Loan Commitment, the Term Loan and the Second Term Loan so that all of the Obligations are reduced on a pro-rata basis, and may recharacterize such paydowns as permanent paydowns.

            13. Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Second Amendment.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, and agreeing to be legally bound hereby, the undersigned have caused this Second Amendment to Amended and Restated Credit Agreement to be executed by their duly authorized officers on the date and year first written.

THE HOLT GROUP, INC.
HOLT CARGO SYSTEMS, INC.
HOLT HAULING AND WAREHOUSING SYSTEM, INC.
MURPHY MARINE SERVICES, INC.
NPR HOLDING CORPORATION, INC.
NPR, INC.
NPR-NAVIERAS RECEIVABLES, INC.
NPR S.A., INC.
SAN JUAN INTERNATIONAL TERMINALS, INC.
NEW-PORT STEVEDORES, INC.
WILMINGTON STEVEDORES, INC.


By:  /s/ John A. Evans
     --------------------------------
     Name:
     Title: Vice President



FIRST UNION NATIONAL BANK,               SUMMIT BANK
for itself and as agent


By:  /s/ Don D. Mishler                       By: /s/ R. J. Turnipseed
     --------------------------------         ---------------------------------
     Name:                                    Name:
     Title: Senior Vice President             Title:



WILMINGTON TRUST OF PENNSYLVANIA         MBC LEASING CORP.


By:  /s/ Anthony D'Imperio                    By: /s/ W. Keith Moore
     --------------------------------         ---------------------------------
     Name:                                    Name:
     Title: Vice President                    Title: Senior Vice President

CONSENTED AS TO SECTIONS C.4.a. and C.4.b.

RIVERFRONT DEVELOPMENT CORP.

By:  /s/ John A. Evans
     --------------------------------
     Name:
     Title: Vice President

                                  SCHEDULE "A"

                                EXISTING DEFAULTS



1. All Events of Default caused by the following transactions (the "Transactions"):


     a. the restatement of the Borrowers' 1998 consolidated and combined annual financial statements;


     b. the restatement of the Borrowers' 1999 consolidated and combined quarterly and annual financial statements;


     c. transfers of funds and transactions by and among Borrowers and Delaware Avenue Enterprises, Inc.;


     d. transfers of funds from Borrowers to or for the benefit of any Person which is not a Borrower in connection with or as a result of the concentration bank account shared with certain non-Borrowers;

     e.   transfers of funds to Riverfront Development Corporation; and

     f. dividends and distributions made by The Holt Group, Inc. to Thomas Holt, Sr.


2.   Events of Default with respect to the following sections of the Credit
     Agreement:

     a.       Section 3.5       (Financial Statements and Projections);
     b.       Section 3.10(a)   (Compliance with Laws, Etc.: Compliance Generally);
     c.       Section 3.11      (Solvency);
     d.       Section 3.16      (Use of Proceeds);
     e.       Section 3.18      (Disclosure Generally);
     f.       Section 5.1(a)    (Financial Statements and Reports: Annual Statements);
     g.       Section 5.1(b)    (Financial Statements and Reports: Quarterly Statements);
     h.       Section 5.1(c)    (Financial Statements and Reports: Compliance Certificate);
     i.       Section 5.4       (Compliance with Regulations);
     j.       Section 5.8       (Notice of Events);
     k.       Section 5.10      (Generally Accepted Accounting Principles);
     l.       Section 5.11      (Compliance with Material Contracts);

     m.       Section 5.12      (Use of Proceeds);
     n.       Section 6.3       (Guarantees);
     o.       Section 6.5       (Acquisitions and Investments);
     p.       Section 6.6       (Transfer of Assets; Nature of Business);
     q.       Section 6.7       (Restricted Payments);
     r.       Section 6.9       (Transactions with Affiliates);
     s.       Section 6.10      (Indebtedness);
     t.       Section 7.1       (Minimum Adjusted Net Worth);
     u.       Section 7.2       (Maximum Adjusted Funded Debt to Adjusted EBITDA);
     v.       Section 7.3       (Minimum Fixed Charge Coverage Ratio);
     w.       Section 7.4       (Minimum Interest Coverage);
     x.       Section 7.5       (Minimum Annualized Adjusted EBITDA); and
     y.       Section 7.6       (Term Loan Borrowing Base).

Notwithstanding the Banks' agreement to waive the foregoing Events of Default, such waiver by the Banks shall not constitute a waiver by the Banks of any claim, which the Banks may be entitled to maintain against the Holt Companies, the Additional Guarantors or any other entities as a result of the foregoing Events of Default.

                         SCHEDULE 1 TO SECOND AMENDMENT

                 (Supplement to Schedule 1 to Credit Agreement)


NPR and the Company are defendants in a lawsuit filed in May 1999, in the United States District Court for the District of Puerto Rico (Sea-Land Service, Inc. Piercrane, Inc. v. NPR (Navieras) Inc. et al., No. 99-1420). The plaintiffs seek damages in an amount not less than $50,000,000 to compensate them for damages to their property arising out of defendants' alleged negligence and NPR's breach of contract.

In their lawsuit, the plaintiffs claim that during Hurricane Georges, NPR's cranes, two of which are leased from Sea-Land, broke from their securing arrangements and struck plaintiffs' cranes because defendants failed to properly prepare for the Hurricane. Furthermore, the plaintiffs claim that since NPR is obligated, under its lease with Sea-Land for two of the cranes, to indemnify Sea-Land for all losses incurred by Sea-Land in any way relating to possession and use of the cranes, NPR's failure to hold Sea-land harmless for the losses it suffered as a result of the leased cranes striking plaintiffs' cranes, constitutes a breach of contract under the lease. Although the Company believes that any liability of NPR and the Company in connection with the lawsuit is covered by insurance, there can be no assurance in that regard or that the resolution of this lawsuit will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NPR is also a defendant in a law suit originally filed in State Court in Louisiana which was removed at NPR's request to Federal District Court (Board of commissions of the Port of New Orleans v. NPR, Inc.) Plaintiff seeks to enforce a Cancellation Agreement by which NPR was allowed to terminate, in 1996, its terminal lease at the Port of New Orleans in return for payment of rent through 2003 of one half of the amount set on the lease. The total payments sought would amount to $4 million plus interest. At NPR's request the Federal District Court judge in New Orleans referred the dispute to the Federal Maritime commission to determine whether the Cancellation Agreement violated, as claimed by NPR, any provisions of the Shipping Acts. On March 16, 2000, an Administrative Law judge ruled that the circumstances under which the Cancellation Agreement was entered did not give rise to violations of the shipping Acts and remanded the matter to the Federal District Court for determination of whether the misrepresentation, as claimed by NPR.

On February 15, 2000, National Union Fire Insurance Company of Pittsburgh, Pennsylvania filed before a panel of arbitrators in New York a formal claim $21.9 million against Holt Cargo Systems, Inc. ("Holt") for sums allegedly due under a workmen's compensation insurance program in force from February 1, 1987 to December 17, 1996 wherein Holt agreed to indemnify National Union for sums paid out on behalf of Holt for workmen's compensation. The Company has posted a $5.0 million letter of credit as security for National Union in connection with the insurance program. The Company is analyzing the claim and although the Company is preparing to defend itself vigorously, there can be no assurance that resolution of this lawsuit will not have a material adverse effect on the Company's consolidated financial position or results of operations.

By order dated July 14, 2000 the Abitral Panel ("Panel") required Holt Cargo Systems, Inc. ("Systems") to provide additional security in the amount of $6,859,966 in the form of a clean, irrevocable letter of credit to the Claimant not later than 5:00 p.m. July 20, 2000. Additionally, the order permits Claimant to draw upon an outstanding letter of credit securing the workers compensation indemnity agreement, in the amount of $5,000,000, at any time in their sole discretion.